EXHIBIT 10.1
SOTHEBY’S
COMPENSATION RECOUPMENT POLICY
Section 1. Purpose. This Policy is designed to help deter actions that could potentially harm the financial position of Sotheby’s (the “Corporation”) and its stockholders and to support the Corporation’s pay-for-performance philosophy for executive compensation.

Section 2. Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.

“Corporation” means Sotheby’s and any successor thereto.

“Covered Persons” means those persons identified in Section 3.

“Effective Date” means January 1, 2015.

“Financial Restatement” means a restatement of the Corporation’s financial statements that is required due to material non-compliance with financial reporting requirements under the securities laws.

Section 3. Persons Subject to this Policy. Persons who hold the following positions (or who formerly held such positions at the time of the event that later resulted in the Financial Restatement) are subject to this Policy:

(i)    Executive Officers;

(ii)    Chief Accounting Officer; and

(iii)     Regional Heads of Finance

Section 4. Recoupment of Compensation.

(a)    In the event of a Financial Restatement on or after the Effective Date, the Committee may seek (i) reimbursement of compensation received by a Covered Person under the Corporation’s annual incentive and long-term incentive cash plans and (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by a Covered Person. The total amount of performance-based compensation that the Committee may recoup under this paragraph (a) shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a Financial Restatement less (ii) the lower payment that would have occurred based upon the Financial Restatement.

(b)    In order for compensation to be recouped under this Policy, it must have been received by the Covered Person during the three year period preceding the date on which the Financial Restatement is required to be prepared.

(c)    Benefits other than cash annual incentive and long-term incentive payments and time-based and performance-based equity awards, such as earnings under the Corporation’s Deferred Compensation Plan and retirement benefits, are not subject to recoupment under this Policy.

Section 5. Administration.

(a)    The Committee will administer this Policy and have the full authority and discretion necessary to accomplish its purpose, including, without limitation, the determination of the amount of compensation recoverable, and the manner in which it is recovered in accordance with applicable law, including, without limitation, by seeking repayment or by offsetting any salary or other compensation due under any compensation plan, program or arrangement maintained by the Corporation or any of its affiliates; provided that any offsets against amounts under nonqualified deferred compensation plans (as defined in Section 409A of the Internal Revenue Code) shall be made in compliance with Section 409A. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be conclusive and binding upon all parties covered by this Policy, or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider, modify or rescind such action. The Committee may delegate to officers of the Corporation the enforcement of a determination by the Committee to recover compensation.

(b)    The Committee is not required to seek recovery of the compensation under this Policy if the cost to achieve recoupment is reasonably expected to be greater than the amount recoverable.

(c)    If the Committee seeks to cause recoupment of compensation under this Policy from a Covered Person, it shall provide a written notice to such Covered Person, which shall specify the amount of, and reason for, the recoupment.

Section 6. Amendment and Termination. This policy may be amended or terminated by the Committee at any time. In the event of a Change in Control (as described in the Second Amended and Restated Sotheby’s Restricted Stock Unit Plan or any successor thereto) this Policy shall immediately terminate; provided, however, that the terms and provisions of this Policy shall continue to apply to any pending Financial Restatement under consideration by the Committee at the time of the Change in Control. Upon release of final rules regarding compensation recoupment under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Committee will review this Policy and, if necessary, amend it to comply with the new mandates.

Section 7. Miscellaneous.

(a)    Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern.

(b)    If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(c)    Any notice, demand or other communication required or permitted under this Policy shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid addressed (i) if to a Covered Person, at the address most recently on file with the Corporation or (ii) if addressed to the Corporation, at its principal executive office and addressed to the General Counsel.

(d)    This Policy shall be covered by and construed in accordance with the internal laws of the State of New York.

(e)    Any recoupment under this Policy may be in addition to any other remedies that may be available to the Corporation or to the Committee under the Corporation’s policies as well as applicable law, including disciplinary actions, including, but not limited to, termination of employment.

(f)    Covered Persons will be requested to sign the Acknowledgment attached hereto as Exhibit A. The failure to sign such Acknowledgment, however, will not prevent the application of this Policy to any Covered Person.